Exhibit 99.B(d)(2)(I)(viii)

SIXTH AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

ING INVESTORS TRUST

This Sixth Amendment effective as of the 1st day of May 2009, amends the Portfolio Management Agreement (the “Agreement”) dated the 3rd day of April 2002, as amended, among ING Investors Trust (the “Trust”), a Massachusetts business trust, Directed Services LLC (the “Manager”) a Delaware limited liability company, and Janus Capital Management LLC (the “Portfolio Manager”).

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to allow the Portfolio Manager to use derivative transactions in the series of the Trust for which Portfolio Manager serves as a subadvisor,  (a “Series”) and agree that the amendment will be effective as of the 1st day of May 2009.

NOW, THEREFORE, the parties agree as follows:

1.             The following information will be inserted as Section No. 2(m)

With respect to any investments, including, but not limited to, repurchase and reverse repurchase agreements (“Repos”), exchange listed options, foreign currency exchange (“FX”) contracts and options on FX contracts, over-the-counter derivative transactions (including, but not limited to, options, equity swaps, index swaps, credit default swaps and interest rate swaps) ,futures contracts, short sales (naked and covered) and options on futures contracts (collectively, “Derivatives”), which are permitted to be made by the Portfolio Manager in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Trust, the Manager hereby authorizes and directs the Portfolio Manager to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to: 1) establishing, operating and maintaining all brokerage and other trading accounts and executing as agent on behalf of each Series, any brokerage agreements and such other documents necessary to establish, operate and maintain any such brokerage or other trading accounts, including limited partnership agreements, Repo and Derivative master agreements (such as the International Swaps and Derivative Association, Inc. Agreement), listed option and futures agreements (collectively referred to as “Master Agreements”); and 2) executing as agent on behalf of each Series, such agreements and other documentation as may be required and/or desirable for the purchase or sale, assignment, transfer and ownership of any permitted Derivative investment, including any schedules and annexes to such  Master Agreements, releases, consents, elections and confirmations, provided such Master Agreements are substantially similar to those reviewed and approved by the Manager and/or its counsel. The Portfolio Manager will negotiate all agreements with any brokers in good faith and, subject to any other provisions of this Agreement, in accordance with generally accepted market practices.

The Manager and the Trust on behalf of each Series acknowledge and understand that each Series will be bound by any such trading accounts established, and agreements and other documentation executed, by the Portfolio Manager for such investment purposes, regardless of whether the Manager or the Trust had the opportunity to review, negotiate or otherwise participate in the establishment of such agreement or document.  Further, the Manager and Trust each acknowledge that to the extent the Portfolio Manager enters into Derivatives transactions on behalf of the Series on an over-the-counter basis: (a) the Series shall be subject to the credit risk of the counterparty, the level of which may fluctuate from time to time depending on any number of factors, (b) the Portfolio Manager may determine, from time to time, to discontinue trading (either temporarily or permanently) with certain counterparties based upon a number of factors, including but not limited to, the credit risk of the counterparty, which may result in the inability of the Portfolio Manager to trade Derivatives for the Series, and (c) the Portfolio Manager may not be able to request collateral on behalf of the Series for Derivatives transactions, which may subject the Series to increased credit risk of the counterparty.

2.             Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

AGREED AND ACCEPTED BY:

ING INVESTORS TRUST		JANUS CAPITAL MANAGEMENT LLC

By:	/s/s Kimberly A. Anderson	By:	/s/ Robert A. Watson
	Kimberly A. Anderson	Name:	Robert A. Watson
	Senior Vice President	Title:	Senior Vice President

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President